Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”), entered into as of February 20th 2023 (the “Commencement Date”), by and between Phio Pharmaceuticals Corp., a Delaware corporation (the “Company”), and Robert J. Bitterman, (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been serving as the Interim Executive Chairman and Interim Principal Executive Officer since September 28th, 2022; and

WHEREAS, the Company and the Executive wish to memorialize the terms and conditions upon which the Executive shall serve as President and Chief Executive Officer of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.              Employment.

(a) Services. The Executive will be employed by the Company as its President and Chief Executive Officer. The Executive will report to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with a position of President and Chief Executive Officer and such other duties as may be reasonably assigned or delegated to him by the Board (the “Services”). The Executive agrees to perform such duties faithfully, to devote substantially all of his working time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b) Acceptance. Executive hereby accepts such employment and agrees to render the Services.

2.              Term.

The Executive’s employment under this Agreement (the “Initial Term”) shall commence on the Commencement Date and shall continue for a term of two (2) years, unless sooner terminated pursuant to Section 9 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 6 hereof and survive the expiration or termination hereof. This Agreement shall automatically renew annually thereafter for one (1) year periods (each an “Additional Term” and, together with the Initial Term, the “Term”) unless either party notifies the other party in writing of its intent to not renew this Agreement, with such notice provided at least ninety (90) days prior to the expiration of the then current Term; provided, however, that the Company’s failure to provide the Executive with such notice shall not constitute termination by the Executive for Good Reason (as defined in Section 9(d)). For the avoidance of any doubt, failure of the Company to renew the Term for any Additional Term shall not entitle the Executive to any severance benefits beyond the Accrued Benefits (as defined below).

3.              Best Efforts; Place of Performance.

(a) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, competitive with the business of the Company or is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

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(b) The duties to be performed by the Executive shall be performed at the principal executive offices of the Company or at such locations in the Executive’s reasonable discretion so long as the Executive performs such duties in a manner consistent with the Executive’s position and responsibilities, taking into consideration the needs of the Company. Subject to approval of the Board, Executive is granted authority to hire his own team of senior management for the Company, in the Executive’s reasonable judgment, to ensure the successful realization of Company assets in the marketplace. The duties to be performed by the Executive also shall include the duties of principal financial officer of the Company until such time, if ever, the Board shall appoint another person to serve as principal financial officer of the Company.

4.              Directorship.

The Company acknowledges that the Executive currently serves as a member and Chairman of the Board and the Company shall cause the Executive to be nominated to stand for election to the Board throughout the Term; provided, however, that the Company shall not be obligated to cause such nomination if any of the events constituting Cause (as defined below) have occurred and not been cured. The Executive agrees to accept any such election, and to serve during the Term, as director without any compensation therefore other than as specified in this Agreement.

5.              Compensation.

As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary. Commencing on the date hereof, the Company shall pay Executive an annual salary (the “Base Salary”) of four hundred and forty thousand dollars ($440,000). Payment shall be made in accordance with the Company’s normal payroll practices. The Base Salary will be reviewed by the Board no less frequently than annually, and may be increased (but not decreased).

(b) Annual Incentive Bonus. At the sole discretion of the Board, the Executive shall be eligible to receive an annual bonus at the date of the annual review cycle (the “Annual Incentive Bonus”) in an amount equal to forty percent (40%) of his then current Base Salary based on the attainment by the Executive of performance goals (the “Performance Goals”) as established annually by the Board (or a committee thereof) in its, and subject to the terms and conditions established by the Board in its discretion. The Annual Incentive Bonus earned, if any, shall be payable as a lump-sum payment made no later than March 15 of the calendar year following the calendar year for which the Annual Incentive Bonus is earned and shall be subject to the Executive remaining employed with the Company on the date of payment except as otherwise provided under Section 10.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(d) Equity.

(i)             The Executive shall receive an award of 11,000 restricted stock units (“RSUs”) under the Phio Pharmaceuticals Corp. 2020 Long Term Incentive Plan (the “2020 LTIP”) which shall vest as follows: (A) fifty percent (50%) of such RSUs shall vest on the first anniversary of the date of grant, and (B) fifty percent (50%) of such RSUs shall vest on the second anniversary of the date of grant. The RSUs will be subject to the terms and conditions of the RSU award agreement between the Executive and the Company and the terms and conditions of the 2020 LTIP.

(ii)           The Executive may be granted additional equity awards or other cash incentive/retention plan arrangements at the discretion of the Board and subject to the terms and conditions of any such arrangements..

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(e) Expenses. During the Term, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of his duties under this Agreement, including all reasonable travel expenses and business meals, provided that such expenses are incurred and accounted for in accordance with the Company’s policies and procedures, as they may exist and be amended from time to time.

(f) D&O Insurance. Company shall name Executive as a covered person under its Directors & Officers’ insurance policies.

(g) Vacation. The Executive shall, during the Term, be entitled to a vacation of four (4) weeks per annum. The terms and conditions of such vacation shall be as set forth in the Company’s paid time off policy, as in effect from time to time. The Executive shall also be entitled to all paid holidays given by the Company in accordance with the Company’s regular paid holidays policy, as in effect from time to time.

6.              Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company or third parties with whom the Company has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information (data, formulas and related concepts), business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company Confidential and Proprietary Information (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request, upon termination of employment.

(b) Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company owes an obligation of confidence, at any time during or after his employment with the Company.

(c) The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

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(i)            to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)            to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d) The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e) The Company and Executive acknowledge that, notwithstanding anything to the contrary contained in this Agreement, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(f) The provisions of this Section 6 shall survive any termination of this Agreement.

7.              Non-Competition, Non-Solicitation and Non-Disparagement.

(a) The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6). As a result of such access, the Executive agrees that during the Term and for a period of eighteen (18) months thereafter he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business that is directly competitive with the Business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer- director, or stockholder of a Person in a business competitive with the Company within the geographic area of the Company’s Business (each, a “Restricted Activity”), which is deemed by the parties hereto to be in the United States. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the “Business” of the Company and its affiliates shall mean the following: the discovery and development of novel immuno-oncology drugs for specific disease treatment segment(s) in which the Company actively engages in business during the Term. Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation, or (ii) engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of a Person if that Unit is not engaged in business which is directly competitive with the Business of the Company, irrespective of whether some other Unit of such Person engages in such competition (as long as the Executive does not engage in a Restricted Activity for such other Unit).

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(b) During the Term and for a period of twelve (12) months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)             solicit or induce any employee of the Company to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate, or any employee who has left the employment of the Company or any affiliate, within six months of the termination of such employee’s employment with the Company or any such affiliate or at any time if to hire such person would be in violation of such employee’s non-competition agreement with the Company or any such affiliate;

(ii)            solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where Executive’s position will be competitive with the business of the Company or any such affiliate; or

(iii)           solicit or accept the business of any client or customer of the Company with respect to products, services or investments competitive with those provided by the Company.

(c) The Executive agrees and covenants that the Executive shall not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company. The Company shall direct its directors and executive officers not to make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Executive. This Section 7 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to Executive’s right to make a complaint or charge with or respond to any inquiry from any government agency, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

(d) In the event that the Executive breaches any provisions of Section 6 or this Section 7, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 6 or 7.

(e) Each of the rights and remedies enumerated in Section 7(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. The Employee hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 7(a) is reasonable with respect to it duration, geographic area and scope. If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area state herein. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f) The provisions of this Section 7 shall survive any termination of this Agreement, unless the Executive’s employment hereunder is terminated as a result of the Company’s election not to extend the Term pursuant to Section 2; provided, however, that Section 7 shall survive this Agreement if the Company offers to extend the Term pursuant to Section 2 on terms at least as favorable as those contained herein and the Executive elects to reject such offer.

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8.              Representations and Warranties.

(a) The Executive hereby represents and warrants to the Company as follows:

(i)             Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(ii)            The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b) The Company hereby represents and warrants to the Executive that this Agreement, the employment of the Executive hereunder and the grant of the RSUs have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board.

9.              Termination.

The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be otherwise terminated as follows:

(a) The Executive’s employment hereunder may be terminated by the Board for Cause. Any of the following actions by the Executive shall constitute “Cause“:

(i)             The willful failure, disregard or continuing refusal by the Executive to perform his duties hereunder;

(ii)            Any act of willful or intentional misconduct, or a grossly negligent act by the Executive having the effect of injuring, in a material way (as determined in good-faith by a majority of the Board), the business or reputation of the Company, including but not limited to, any officer, director, or executive of the Company;

(iii)           Willful misconduct by the Executive in carrying out his duties or obligations under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Executive from the Board;

(iv)          The Executive’s indictment, conviction and/or entry of a nolo contendere plea of any felony or any criminal offense involving moral turpitude;

(v)          The determination by the Board that the Executive engaged in some form of harassment (including, without limitation, age, sex or race discrimination);

(vi)          Any intentional misappropriation of the property of the Company, or embezzlement of its funds or assets (whether or not a misdemeanor or felony) or other material violation of the Executive’s fiduciary duties to the Company;

(vii)          Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement; and

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(viii)         Breach by the Executive of any provision of this Agreement other than those contained in Sections 6, 7 or 8 which is not cured by the Executive within thirty (30) business days after notice thereof is given to the Executive by the Company.

(ix)           Any determination of Cause under this Section 9(a) will be made by not less than a majority of the Board after reasonable written notice is provided to the Executive and the Executive is given a reasonable opportunity, together with counsel, to be heard before the Board.

(b) The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for Disability (as defined in the 2020 LTIP) shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician mutually selected by the Company and the Executive, or the Executive’s legal representatives in the event he is unable to make such selection due to mental incapacity, to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for 120 or more consecutive days, or more than 180 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician mutually selected by the Company and the Executive, and paid for by the Company. The Company shall provide salary continuation (through insurance or otherwise) of the Executive’s Base Salary during the first six (6) months the Executive is unable to perform his duties by reason of disability while still employed by the Company.

(c) The Executive’s employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason“ shall mean any of the following: (i) any material reduction by the Company of the Executive’s duties, responsibilities, or authority as President and Chief Executive Officer of the Company which causes his position with the Company to become of less responsibility or authority than his position as of immediately following the Effective Date unless mutually agreed to by the Company and Executive; provided however, that the removal of the title or duties of principal financial officer shall not constitute grounds for the Executive to terminate the Executive’s employment for Good Reason; (ii) any reduction by the Company of the Executive’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including the Executive, shall not be deemed a reduction of the Executive’s compensation package for purposes of this definition); (iii) any requirement by the Company without the consent of the Executive, that Executive locate Executive’s residence or primary place of employment, to a location outside a 30-mile radius of Marlborough, Massachusetts; (iv) failure during the Term to nominate the Executive for election to the Board and to recommend to stockholders to vote in support of such nomination, or failure of the Board to appoint the Executive as President and Chief Executive Officer of the Company, or removal during the Term as President and Chief Executive Officer of the Company, provided that such failure or removal is not in connection with either: (x) a termination of the Executive’s employment hereunder by the Company for Cause, or (y) as a result of the failure of the stockholders of the Company to elect the Executive to the Board despite the Company’s compliance with its obligations under Section 4 hereof; (v) a material breach by the Company of Section 7(c) or 8(b) of this Agreement; or (vi) a change in the lines of reporting such that the Executive no longer reports directly to the Board provided that, in any such case, the Executive provides written notice to the Company that the event giving rise to such claim of Good Reason has occurred within sixty (60) calendar days after the occurrence of such event, and such Good Reason remains uncured thirty (30) calendar days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for Good Reason occurs no later than sixty (60) days following the expiration of such cure period.

(d) The Executive’s employment may be terminated by the Company without Cause by delivery of written notice to the Executive effective fifteen (15) days after the date of delivery of such notice.

(e) The Executive’s employment may be terminated by the Executive in the absence of Good Reason by delivery of written notice to the Company effective fifteen (15) days after the date of delivery of such notice.

(f) To the extent applicable, the Executive shall be deemed to have resigned from all director and officer positions that the Executive holds with the Company or any of its subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

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10.            Compensation upon Termination.

(a) If the Executive’s employment is terminated as a result of his Death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, shall receive: (i) any earned, but unpaid, Base Salary; and (ii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive which are reimbursable in accordance with Section 5(e); in each case as earned or incurred, as applicable through the date of termination. The amounts payable under subparagraphs 10(a)(i) – (ii) (the “Accrued Benefits”) shall be paid at the time such payments would otherwise be due under the Company’s regular payroll practices, applicable Company policies or plans, or as provided by applicable law. In addition to the Accrued Benefits, the Executive shall also receive any earned but unpaid Annual Incentive Bonus for completed fiscal years. Any outstanding but unvested equity awards shall vest pro-rata in an amount equal to the product of the total number of units, options or shares (as applicable) covered by the applicable equity award times a fraction, the numerator of which is the number of days that have elapsed from the most recent vesting date of the equity award (or from the grant date, if no such vesting date has occurred) until the date of termination as a result of the Employee’s Death of Disability, and the denominator of which is the total number of days covered by the vesting schedule of the applicable equity award starting from the grant date and ending on the final scheduled vesting date. This product shall be rounded to the nearest whole share.

(b) If the Executive’s employment is terminated either (i) by the Board for Cause, or (ii) by the Executive in the absence of Good Reason, then the Company shall promptly pay to the Executive the Accrued Benefits through the date of his termination. The Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c) If the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability or other than for reasons specified in Section 10(b), then in addition to the Accrued Benefits, the Executive shall receive (i) continued Base Salary, for the three (3) months from date of separation (the “Severance Period”) (ii) any earned but unpaid Annual Incentive Bonus for completed fiscal years and (iii) if, and only if, such termination as described in this Section 10(c) occurs within one (1) year following a Change in Control (as defined in the 2020 LTIP) and during the Term, all outstanding equity awards held by the Executive as of such termination and not then exercisable shall immediately become exercisable in full.

(d) This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10.

(e) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(f) Payment of the benefits under Section 10, other than the Accrued Benefits (the “Severance Benefits”) is contingent upon the Executive (or in the event of his death, the representative of his estate) executing and delivering to the Company within twenty-one (21) days of the date of termination (or, if required with respect to certain terminations and specified by the Company, within forty-five (45) days of the date of termination) a general release of claims in a form provided by the Company, not revoking the release, and the release becoming irrevocable and effective. Notwithstanding any other provisions of this Agreement, no portion of the Severance Benefits will be paid or provided until the conditions of the foregoing sentence are satisfied; provided that, any portion of the Severance Payment which would otherwise have been payable prior to the date a release becomes irrevocable and effective shall be paid in a lump sum on the first payroll date after a release becomes irrevocable and effective, with the remainder payable over the Severance Period as applicable. Payment of such benefits is also contingent upon Executive’s full compliance with the provisions of Section 7 of this Agreement.

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11.            Section 409A.

All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the United States Internal Revenue Code (the “Code”) and any related regulations or other pronouncements thereunder (“Section 409A”) and, to the extent not excluded, to meet the requirements of Section 409A. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”). None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1). The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) or any similar state statute or regulation. If the parties reasonably determine that any payments hereunder would not meet the requirements of Section 409A, the parties shall cooperate in good faith to attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder.

(a) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 10 hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s Separation from Service if paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then the amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death). Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2), and any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

(b) To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, if any; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

12.            Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to its principles of conflicts of laws.

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(b) In the event of any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts. The parties hereby submit to the exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania, Philadelphia County, or the United States District Court for the Eastern District of Pennsylvania and agree that service of process in such court proceedings shall be satisfactorily made upon each other if sent by registered mail addressed to the recipient at the address referred to in Section 12(g) below.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any successors or assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Lead Independent Director of the Board, or to such other address as either party may specify by notice to the other actually received.

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified person or entity.

(j) Notwithstanding any other provision in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by Executive to the Company to the extent any such compensation paid to the Executive is, or in the future becomes, subject to (i) any “clawback” or recoupment policy applicable to the Executive that is adopted to comply with any applicable law, rule or regulation (including stock exchange rule), or (ii) any law, rule or regulation (including stock exchange rule) which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

(k) The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

(l) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(m) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

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Phio Pharmaceuticals Corp.

/s/ Robert L. Ferrara
Name: Robert L. Ferrara
Title: Lead Independent Director, Phio Pharmaceuticals Corp.

EXECUTIVE

/s/ Robert J. Bitterman
Name: Robert J. Bitterman

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